Exhibit 3.1

CERTIFICATE OF CONVERSION TO CORPORATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

This Certificate of Conversion to Corporation (the “Certificate”), dated as of May 15, 2013 is being duly executed and filed by Coeur d’Alene Mines Corporation, an Idaho corporation (the “Non-Delaware Corporation”) to convert the Non-Delaware Corporation to Coeur Mining, Inc., a Delaware corporation (the “Corporation”), under the General Corporation Law of the State of Delaware (8 Del. C. § 101, et. seq.).

1.) The jurisdiction where the Non-Delaware Corporation was first incorporated is Idaho.

2.) The jurisdiction of the Non-Delaware Corporation immediately prior to filing this Certificate is Idaho.

3.) The date the Non-Delaware Corporation first incorporated was November 1, 1928.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is COEUR D’ALENE MINES CORPORATION, an Idaho corporation.

5.) The name of the Corporation as set forth in its Delaware Certificate of Incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is COEUR MINING, INC.

6.) The conversion of the Non-Delaware Corporation to the Corporation shall be effective on May 16, 2013 at 4:01 p.m. Eastern time.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Non-Delaware Corporation, has executed this Certificate on the 15th day of May, 2013.

By:	/s/ Casey M. Nault
Name:	Casey M. Nault
Title:	Vice President, General Counsel and Secretary